Filed pursuant to Rule 424(b)(3)
Registration No. 333-176775

SUPPLEMENT NO. 5
DATED AUGUST 26, 2015
TO THE PROSPECTUS DATED APRIL 28, 2015
OF INLAND REAL ESTATE INCOME TRUST, INC.

This Supplement No. 5 supplements, and should be read in conjunction with, the prospectus of Inland Real Estate Income Trust, Inc., dated April 28, 2015, as previously supplemented by Supplement No. 1 dated May 6, 2015, Supplement No. 2 dated June 4, 2015, Supplement No. 3 dated July 7, 2015 and Supplement No. 4 dated August 5, 2015. Unless otherwise defined in this Supplement No. 5, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Prospectus Updates

Description of Real Estate Assets

The following disclosure is added at the end of the section captioned “Description of Real Estate Assets — Our Debt Obligations,” which begins on page 167 of the prospectus.

The table below summarizes our consolidated indebtedness at June 30, 2015.

Type of Debt(1,2)	Principal Amount at June 30, 2015	Weighted Average Interest Rate	Weighted Average Years to Maturity
Fixed rate mortgages payable	$232,167,966	4.00%	6.0
Variable rate mortgages payable	49,733,793	2.07%	3.9
Total	$281,901,759	3.66%	5.1

(1)	Excludes mortgage premiums, net of accumulated amortization of $4,415,820 as of June 30, 2015.
(2)	Includes the effect of interest rate swaps.

The following disclosure replaces the fourth, fifth and sixth paragraphs and the tables immediately below the fourth and fifth paragraphs under the section captioned “Description of Real Estate Assets — Significant Tenants and Lease Expirations,” which begins on page 169 of the prospectus.

The following table sets forth a summary, as of June 30, 2015, of the percent of total annualized base rental income and the weighted average lease expiration by size of tenant.

Size of Tenant	Description - Square Footage	Percent of Total Annualized Base Rental Income	Weighted Average Lease Expiration – Years
Anchor	10,000 and over	55%	8.5
Junior Box	5,000-9,999	15%	6.4
Small Shop	Less than 5,000	30%	4.2
Total		100%	6.9

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The following table sets forth a summary of our property diversity for our entire portfolio as of June 30, 2015.

Property Type	Percentage
Community	37%
Power	31%
Grocery	30%
Single Tenant	2%

The following table sets forth a summary of our tenant diversity for our entire portfolio and is based on leases in place at June 30, 2015.

Tenant Type	Gross Leasable Area – Square Footage	Percent of Total Gross Leasable Area	Percent of Total Annualized Base Rent
Discount and Department Stores	1,110,737	25.5%	12.7%
Home Goods	709,137	16.3%	9.9%
Grocery	484,164	11.1%	12.2%
Lifestyle, Health Clubs, Books & Phones	410,524	9.4%	12.0%
Apparel & Accessories	410,366	9.4%	12.8%
Sporting Goods	339,053	7.8%	7.5%
Restaurant	306,505	7.0%	13.3%
Pet Supplies	214,956	4.9%	5.5%
Consumer Services, Salons, Cleaners, Banks	177,973	4.1%	6.5%
Health, Doctors & Health Foods	114,016	2.6%	5.3%
Other	85,053	1.9%	2.3%
Total	4,362,484	100%	100%

The following table sets forth a summary, as of June 30, 2015, of lease expirations scheduled to occur during the remainder of 2015 and each of the calendar years from 2016 to 2024 and thereafter, assuming no exercise of renewal options or early termination rights for leases commenced on or prior to June 30, 2015.

Lease Expiration Year	Number of Expiring Leases	Gross Leasable Area of Expiring Leases - Square Footage(a)	Percent of Total Gross Leasable Area of Expiring Leases	Total Annualized Base Rent of Expiring Leases (b)	Percent of Total Annualized Base Rent of Expiring Leases
July 1 to December 31, 2015	27	70,598	2.1%	$1,318,893	2.2%
2016	62	228,621	6.8%	4,113,834	6.8%
2017	54	217,211	6.4%	4,729,359	7.8%
2018	69	317,734	9.4%	5,578,845	9.2%
2019	63	576,344	17.1%	8,190,293	13.5%
2020	43	304,600	9.0%	4,402,455	7.2%
2021	18	120,947	3.6%	2,303,348	3.8%
2022	21	275,472	8.2%	5,061,192	8.3%
2023	35	320,325	9.5%	5,723,648	9.4%
2024	24	174,074	5.2%	3,874,832	6.4%
Thereafter	52	765,935	22.7%	15,556,602	25.4%
Leased Total	468	3,371,861	100%	$60,853,301	100%
(a)	Excludes ground lease gross leasable area.
(b)	Represents the base rent in place for the applicable property at the time of the lease expiration.

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